    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2002
                                                     REGISTRATION NO. 333-68090
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                        POST-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------

                         VISHAY INTERTECHNOLOGY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         3670                   381686453
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                                  AVI D. EDEN
                              63 LINCOLN HIGHWAY
                       MALVERN, PENNSYLVANIA 19355-2120
                                (610) 644-1300
                               ----------------
                                   COPY TO:
                           SCOTT S. ROSENBLUM, ESQ.
                            ABBE L. DIENSTAG, ESQ.
                      KRAMER LEVIN NAFTALIS & FRANKEL LLP
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
      Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT NO. 2

               $550,000,000 Aggregate Principal Amount at Maturity
Liquid Yield Option(TM)Notes Due 2021 (Zero Coupon--Subordinated) and Shares of
       Common Stock Issuable Upon Conversion and/or Purchase of the LYONs

               This prospectus supplement supplements the prospectus dated November 21, 2001 of Vishay Intertechnology, Inc. as supplemented by a prospectus supplement dated December 10, 2001. The prospectus relates to the sale by certain of our securityholders of up to $550,000,000 aggregate principal amount at maturity of the Liquid Yield Option Notes ("LYONs") of Vishay and the shares of common stock issuable upon conversion and/or our re-purchase of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2002.

--------
(TM) Trademark of Merrill Lynch & Co., Inc.

         The table in the "Selling Securityholders" section on pages 38 and 39 of the prospectus is hereby supplemented by the addition of the following information regarding the selling securityholders listed below.

                          Aggregate Principal
                          Amount at Maturity                             Number of Common       Percentage of Shares
                          of LYONs that May Be   Percentage of LYONs     Shares that May Be     of common stock
Name                      Sold                   Outstanding             Sold (1)               Outstanding (2)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Allstate Insurance
Company                   $  4,300,000                       *%               75,975                     *%
Allstate Life Insurance
Company                   $  1,200,000                       *%               21,202                     *%
American Century
Equity Income             $  8,384,000                     1.5%              148,134                     *%
Deutsche Banc Alex
Brown, Inc.(3)            $ 21,540,000                     3.9%              380,582                     *%
Lehman Brothers
International             $ 39,500,000                     7.2%              697,910                     *%
Merrill, Lynch, Pierce,
Fenner and Smith, Inc.    $  1,750,000                       *%               30,920                     *%
SunAmerica Style Select
Series Equity Income
Fund                      $  1,101,000                       *%               19,453                     *%

*Less than one percent (1%).

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
17.6686 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs --Conversion Rights --Conversion Rate and Delivery of Shares of Common Stock" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future. Does not include shares of common stock that may be issued by us upon our purchase of LYONs at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i)of the Exchange Act, using 144,102,532 shares of common stock outstanding as of December 31, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include shares of common stock that may be issued by us upon our purchase of LYONs at the option of the holder.

(3) The LYONs shown on the table above as registered in the name of Deutsche Banc Alex Brown, Inc. are in addition to the LYONs included on behalf of this selling securityholder in the prospectus.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on the 4th day of January, 2002.

                                   VISHAY INTERTECHNOLOGY, INC.

                                   By: /s/ Richard N. Grubb
                                       ---------------------------
                                   Richard N. Grubb
                                   Director, Executive Vice President,
                                   Treasurer and Chief Financial Officer



Pursuant to the requirements of the Securities Act of 1933, this Amendment
No. 2 to the registration statement has been signed by the following persons on January 4, 2002 in the capacities indicated below.

Signature                                               Title
---------                                               -----
                                                        Director, Chairman of the Board, and
/s/   *                                                 Chief Executive Officer (Principal Executive
-------------------------------------------------       Officer)
Felix Zandman


/s/ Avi D. Eden                                         Director, Vice Chairman of the Board, Executive
-------------------------------------------------       Vice President and General Counsel
Avi D. Eden


/s/   *                                                 Director
-------------------------------------------------
Eli Hurvitz

/s/   *                                                 Director, President and Chief Operating Officer
-------------------------------------------------
Gerald Paul

                                                        Director, Executive Vice President, Treasurer and
/s/ Richard N. Grubb                                    Chief Financial Officer (Principal Financial and
-------------------------------------------------       Accounting Officer)
Richard N. Grubb


/s/  *                                                  Director, Senior Vice President
-----------------------------------------------------
Robert A. Freece


/s/  *                                                  Director
-------------------------------------------------
Dr. Edward B. Shils


/s/ *                                                   Director
-------------------------------------------------
Ziv Shoshani


/s/ *                                                   Director
-------------------------------------------------
Mark I. Solomon


/s/ *                                                   Director
-------------------------------------------------
Jean-Claude Tine


/s/ *                                                   Director
-------------------------------------------------
Marc Zandman


/s/ *                                                   Director
-------------------------------------------------
Ruta Zandman


*By  /s/ Avi D. Eden
-------------------------------------------------
     Avi D. Eden
     Attorney-In-Fact